LEASE EXTENSION AND AMENDING AGREEMENT
DATE: May 15, 2017

BETWEEN: AND AND	TNC 400 CARLINGVIEW LTD. CASH MONEY CHEQUE CASHING INC. CURO Intermediate Holdings Corp.	("Landlord") ("Tenant") ("Indemnifier")

THE PARTIES hereby agree as follows:
WHEREAS:
(A)By a lease dated September 24, 2012 (the "Lease") between KANCO-400 CARLINGVIEW LTD. (the "Original Landlord") and CASH MONEY CHEQUE CASHING, INC. (the "Tenant"), and CURO INTERMEDIATE HOLDINGS CORP. (the "Indemnifier") the Original Landlord leased to the Tenant certain area (the "Premises"), comprising of approximately Twenty Six Thousand Seven Hundred Fifty-Four (26,754) square feet of rentable area, within a building (the "Building") located at 400 Carlingview Drive, Toronto, Ontario, upon certain terms and conditions therein contained for a term of five (5) years and four (4) months ending February 28, 2018;
(B)The Original Landlord sold the Building and assigned all of its rights, title and interest in the Lease to the Landlord effective on February 12, 2013; and
(C)All capitalized terms not defined herein shall have the meaning attributed to it in the Lease unless herein defined.
NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of the sum of two dollars ($2.00) paid by each party to the other hereto and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties hereto), the parties hereby agree as follows:

1. AMENDMENTS
Landlord and Tenant acknowledge and agree that as of May 15, 2017, the Lease is hereby amended as follows:
(a)Term:
Term of the Lease shall be extended for a period of ten (10) years, commencing on March 1, 2018 (the "Commencement Date") and terminating on February 29, 2028, unless extended or earlier terminated as provided in the Lease.
(b) Rent:
Tenant shall pay, in the manner set out in the Lease, Minimum Rent on the Premises in the following manner subject to applicable taxes:

Period	Annual Amount	Monthly Amount	Annual Minimum Rent per Square Foot
March 1, 2018 - February 28, 2026	$374,556.00	$31,213.00	$14.00
March 1, 2026 - February 29, 2028	$401,310.00	$33,442.50	$15.00

(f) Schedule B paragraph 4 of the Lease is hereby deleted, and the following substituted therefor:
4.    Tenant Inducement
In consideration of the extension of the Agreement, the Landlord shall provide an amount equal to twenty-nine dollars ($29.00) per square foot of rentable area of the Premises, exclusive of H.S.T., (the "Tenant Inducement").
Provided this Agreement has been fully executed, the Tenant Inducement shall be payable in two instalments, with sixty percent (60%) or seventeen dollars and forty cents ($17.40) per square foot of rentable area of the Premises, exclusive of H.S.T., being payable to the Tenant ten (10) business days after the Commencement Date of the Term provided the Tenant has fully complied with all of the following conditions: (a) the Tenant being current on all amounts owing to the Landlord including but not limited to Minimum Rent and Additional Rent (the "Rent"); and (b) the Commencement Date of the Term has passed.
The balance of forty percent (40%) or eleven dollars and sixty cents ($11.60) per square foot of rentable area of the Premises, exclusive of H.S.T. shall be payable to the Tenant on March 1, 2024, the first day of the seventh (7th) year of the Term. The balance of the Tenant Inducement of eleven dollars and sixty cents ($11.60) shall be payable to the Tenant provided the Tenant has fully complied with all of the following conditions: (a) the Termination Options have not been exercised; and (b) the Tenant being current on all amounts, including Rent, owing to the Landlord.

(h) Termination Options:
Termination Option 1
The Landlord confirms that the Tenant shall have a one-time right to terminate the Lease ("Termination Option 1") upon the completion of the fifth (5th) year of the Term, effective February 28, 2023, subject to the following conditions:
a)The Tenant has complied with and performed all the terms and covenants of the Lease and has not been in material default of the Lease past any period provided to cure said default; and
b)The Tenant must exercise their right to terminate the Lease in writing to the Landlord after August 31, 2022, but no later than November 30, 2022; and
c)Tenant pays to the Landlord a penalty of twelve (12) months Minimum Rent at the rate of fourteen dollars ($14.00) per square foot per annum (the "Termination Penalty").
The Lease shall terminate on February 28, 2023, and Tenant shall deliver vacant possession of the Premises to the Landlord by 5:00 P.M (EST) on February 28, 2023, in accordance with all applicable provisions of the Lease. Tenant shall be responsible for the payment of all Rent and charges to and including February
28, 2023 including all Rent and other charges in respect of any period to February 28, 2023, which may be billed or adjusted. The Termination Penalty will be due and payable to the Landlord by February 28, 2023, of the termination of the Lease to complete this transaction otherwise the termination notice shall become null and void.
Termination Option 2
The Landlord confirms that the Tenant shall have a one-time right to terminate the Lease ("Termination Option 2") upon the completion of the sixth (6th) year of the Term, effective February 29, 2024, subject to the following conditions:
a)The Tenant has complied with and performed all the terms and covenants of the Lease and has not been in material default of the Lease past any period provided to cure said default; and
b)The Tenant must exercise their right to terminate the Lease in writing to the Landlord after November 30, 2022, but no later than February 28, 2023.
The Lease shall terminate on February 29, 2024, and Tenant shall deliver vacant possession of the Premises to the Landlord by 5:00 P.M (EST) on February 29, 2024, in accordance with all applicable provisions of the Lease. Tenant shall be responsible for the payment of all Rent and charges to and including February
29, 2024 including all Rent and other charges in respect of any period to February 29, 2024, which may be billed or adjusted.
(i) Section 5 of the Lease is hereby deleted and replaced as follows:

All payments required to be made by the Tenant under or in respect of the Lease shall be made to the Landlord by way of electronic funds transfer from the Tenant's bank account to an account designated by the Landlord, or to such agent or agents of the Landlord or at such place as the Landlord shall hereafter from time to time direct in writing.
(j)Paragraph 1 and 2 of Section 34 of the Lease are hereby deleted and replaced with the following:
Any notice, request or demand herein provided for or given hereunder, if given by the Tenant to the Landlord shall be sufficiently given if mailed by registered mail, postage prepaid, to the Landlord at 3280 Bloor Street West, Centre Tower, Suite 1400, Toronto, Ontario, M8X 2X3. Fax Number 416-234-8445.
Any notice herein provided for or given hereunder if given by the Landlord to the Tenant shall be sufficiently given if mailed or faxed as aforesaid addressed to the Tenant at the Leased Premises.
(k)The following shall be modified in the Agreement:
Speedy Cash Holding Corp, the indemnifier, shall be removed and replaced with CURO Intermediate Holdings Corp.
2.CONFIRMATION
Except as specifically provided herein, the terms and conditions of the Lease are confirmed and continue in full force and effect (including, without limitation, all personal rights and obligations of the parties thereunder) and apply to this Agreement mutatis mutandis.
3.ACKNOWLEDGEMENT
The Landlord and Tenant confirm to the best of their knowledge and belief as of the date hereof that neither party is in default of their obligations under the Lease; that there are no disputes or claims outstanding by Tenant against Landlord in respect of any past billings, rental recoveries or other matters pertaining to the Lease and the parties are relying upon this confirmation in executing this Agreement.
4.FURTHER ASSURANCES
Tenant shall, at its expense, promptly execute such further documentation to give effect to this Agreement as Landlord reasonably requires from time to time.
5.ENTIRE AGREEMENT
The Lease together with this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except as set out in Lease as amended hereby.
6.BINDING EFFECT

This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, as the case may be, and where there is more than one party comprising the Landlord or the Tenant or where there is a male or female party, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

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IN WITNESS WHEREOF the parties hereto have signed and otherwise properly executed this Agreement as of the date first written above.
EXECUTED AT TORONTO THIS    DAY OF , 2017.
CASH MONEY CHEQUE CASHING, INC.

Per:
Name:
Title:
I have the authority to bind the Indemnifier.
EXECUTED AT___________________THIS______DAY OF _________________, 2017.
TNC 400 CARLINGVIEW LTD.
Name:
Title:
I have the authority to bind the Landlord.